EXHIBIT 99

NEWS RELEASE
For Immediate Release
For more information,

ATC Technology Corporation	Mary Ryan
Reports Third Quarter Results	630.663.8283
maryan@corpatc.com

•	Total revenue of $127.7 million down 8.1% from third quarter 2008
•	Earnings per diluted share of $0.67 or $0.64 as adjusted
•	Logistics segment delivered solid performance
•	Cash flow and liquidity position remain strong
•	New business wins total $58 million YTD
•	Updates 2009 guidance

Downers Grove, Illinois, October 27, 2009 – ATC Technology Corporation (ATC)
(NASDAQ-GS:ATAC), today reported financial results for the third quarter of 2009.

Third Quarter Results
For the quarter ended September 30, 2009, revenue decreased 8.1% to $127.7 million, from $138.9 million for the same period in 2008.  Income from continuing operations for the third quarter of 2009 was $13.4 million, or $0.67 per diluted share compared to $10.2 million or $0.48 per diluted share for the third quarter of 2008.  On an adjusted basis, excluding a one-time net benefit related to the Company’s  Drivetrain segment, earnings per diluted share were $0.64 for the third quarter of 2009, an increase of 33.3% from $0.48 for the third quarter of 2008.

The Company’s Logistics segment’s revenue for the quarter decreased 4.9% to $89.7 million from $94.3 million for the third quarter of 2008 while segment profit increased 21.8% to $17.3 million from $14.2 million in the same quarter of last year.  The profit increase was primarily attributable to the benefits of the Company’s cost reduction initiatives, the contribution from new program wins coupled with a favorable mix of services, including volume related to a customer product launch and special projects completed in the quarter.

The Company’s Drivetrain segment’s revenue decreased 14.8% to $38.0 million from $44.6 million for the third quarter of 2008, primarily attributable to the on-going volume reductions with most customers.  Adjusted segment profit was $3.2 million for the quarter, up from $1.5 million from the third quarter of 2008, and reflects the savings attributable to recently completed consolidation and restructuring actions.

Management Comments
Todd R. Peters, President and CEO said, “I am pleased to report that our Logistics business again delivered solid performance despite a continued tough consumer market environment.  We recently won $8 million in new business, bringing our year-to-date total of new Logistics business to

$37 million.  We have also renewed contracts with two existing customers.  Our new business opportunities pipeline remains robust at $110 million.  I am confident in the strength of our Logistics business as we move into the fourth quarter based on the continued foreseeable demand for our customers’ products.”

“Revenues for our Drivetrain business were in line with our expectations.  Segment profit increased due to aggressive cost controls and benefits realized from our consolidation and restructuring efforts that began late last year.  I am pleased to announce that during the quarter we won a modest program with Suzuki to remanufacture automatic transmissions and we are in the early stages of launching the Chrysler and Subaru engine programs.  However, the loss of the Honda transmission program will significantly impact the segment’s results for the fourth quarter.  We are working hard to mitigate the impact of this loss, and have won $21 million in new Drivetrain business year-to-date, and are currently pursuing $58 million in new business opportunities.”

“Our cash flow and liquidity position remain strong with approximately $130 million in cash as of the end of the quarter, and $79 million of availability on our $150 million credit facility. Our liquidity gives us the flexibility to invest in new business opportunities and remain fiscally prudent during this difficult economic cycle.”

“As we near the end of the year, we now project full-year revenues of $485-$492 million.  For the Logistics segment, we expect revenue of $346-$352 million, which reflects anticipated fourth quarter seasonal strength in the consumer electronics markets.  We also anticipate continued strong margin performance and segment profit of $62-$64 million.  For Drivetrain, we expect $139-$140 million in revenue and adjusted segment profit of approximately $6 million.  We expect earnings per diluted share from continuing operations of $0.67-$0.73, including net charges of $1.45 per share for goodwill impairment and restructuring.  Our revised 2009 earnings per share guidance is now $2.12-$2.18 on an adjusted basis,” Peters concluded.

ATC will simultaneously host a conference call (dial-in number is 877-856-1961) and webcast to discuss the operating highlights and financial results for the third quarter 2009 on Wednesday, October 28, 2009 at 9:00 A.M. Central time.

Conference call information (for those interested in asking questions after the presentation and the webcast link for those interested in listening only) is available at the Company’s website at www.goATC.com.  Click on Investor Relations and select Webcasts.  You can access the website up to one hour prior to the call to register, download slides and install any necessary audio/video software.  A “no audio, slides only” link is also available and will allow conference call participants to view slides in sync with the conference call.

The call and slides will be archived for one-year on the ATC Technology Corporation website and will be available two hours subsequent to the call.

For further information, please see the Company’s periodic reports filed with the Securities and Exchange Commission.

ATC Technology Corporation is headquartered in Downers Grove, Illinois.  The Company provides comprehensive engineered solutions for logistics and refurbishment services to the consumer electronics industries and the light-, medium- and heavy-duty vehicle service parts markets.

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goATC.com
Certain statements in this news release are “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934).  These forward-looking statements generally include all statements other than statements of historical fact, including statements that are predictive, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “hopes,” and similar expressions. In addition, any statements concerning future financial performance or position (including future revenues, expenses, earnings, growth rates or margins), ongoing business strategies, budgets or prospects, and possible future actions are also forward-looking statements. The forward-looking statements contained in this news release are based on information available to our management as of the date of this news release, and reflect management’s judgments, beliefs and assumptions as of the date of this news release with respect to future events, the outcome of which is subject to risks and uncertainties that could have a significant impact on our business, operating results or financial condition in the future. Should one or more of these risks or uncertainties materialize, or should underlying information, judgments, beliefs or assumptions prove incorrect, actual results or outcomes could differ materially from those expressed or implied by the forward-looking statements in this news release. Some of these risks and uncertainties are described in our periodic filings with the Securities and Exchange Commission.  We disclaim any intention or obligation to update the forward-looking statements contained in this news release.

ATC TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)

Net sales:
Services	$89,699	$94,302	$251,902	$265,571
Products	38,038	44,617	107,774	138,512
Total net sales	127,737	138,919	359,676	404,083

Cost of sales:
Services	64,193	70,711	179,979	198,337
Products	31,107	36,860	90,030	113,081
Products - exit, disposal, certain severance and other charges (credits)	(1,518)	-	(572)	-
Total cost of sales	93,782	107,571	269,437	311,418

Gross profit	33,955	31,348	90,239	92,665

Selling, general and administrative expense	11,919	15,420	37,110	43,199
Amortization of intangible assets	-	31	50	118
Impairment of goodwill	-	-	36,991	-
Exit, disposal, certain severance and other charges	524	214	4,867	1,332

Operating income	21,512	15,683	11,221	48,016

Interest income	41	125	171	531
Other income, net	119	33	128	132
Interest expense	(318)	(161)	(925)	(536)

Income from continuing operations before income taxes	21,354	15,680	10,595	48,143

Income tax expense	7,919	5,516	6,574	17,934

Income from continuing operations	13,435	10,164	4,021	30,209

Gain (loss) from discontinued operations, net of income taxes	-	(2)	42	(2,480)

Net income	$13,435	$10,162	$4,063	$27,729

Per common share - basic:
Income from continuing operations	$0.68	$0.49	$0.20	$1.42
Gain (loss) from discontinued operations	$-	$-	$-	$(0.12)
Net income	$0.68	$0.49	$0.21	$1.31

Weighted average number of common shares
outstanding	19,692	20,758	19,622	21,201

Per common share - diluted:
Income from continuing operations	$0.67	$0.48	$0.20	$1.41
Gain (loss) from discontinued operations	$-	$-	$-	$(0.12)
Net income	$0.67	$0.48	$0.21	$1.29

Weighted average number of common and
common equivalent shares outstanding	19,919	21,004	19,763	21,431

ATC TECHNOLOGY CORPORATION

Reconciliation of certain financial measures reported in accordance with Generally Accepted Accounting Principles ("GAAP") to those presented on the basis of methodologies other than in accordance with GAAP ("non-GAAP")

(In millions, except per share data)

	Actual		Actual			Actual		Projected
	For the three months ended September 30,		For the nine months ended September 30,			For the twelve months ended December 31,		For the twelve months ended December 31, 2009
	2009	2008	2009		2008	2008		Low	High
	(Unaudited)		(Unaudited)			(Unaudited)		(Unaudited)
Consolidated Data:

Income (loss) from continuing operations (GAAP basis)	$13.4	$10.2	$4.0		$30.2	$(22.7)		$13.5	$14.6

Impairment of goodwill - Drivetrain Segment, net of tax	-	-	26.0	(a)	-	56.8	(b)	26.0	26.0
Plant closure and restructuring costs (credits) - Drivetrain segment, net of tax	(0.6)	-	2.7		-	6.1		2.7	2.7

Adjusted Income from continuing operations (non-GAAP basis)	$12.8	$10.2	$32.7		$30.2	$40.2		$42.2	$43.3

Earnings Per Diluted Share:
Income (loss) from continuing operations (GAAP basis)	$0.67	$0.48	$0.20		$1.40	$(1.09)		$0.67	$0.73

Impairment of goodwill - Drivetrain Segment, net of tax	-	-	1.31		-	2.69		1.31	1.31
Plant closure and restructuring costs (credits) - Drivetrain segment, net of tax	(0.03)	-	0.14		-	0.29		0.14	0.14
Reconcilement due to share count change from Basic to Diluted	-	-	-		-	0.02		-	-

Adjusted Income from continuing operations (non-GAAP basis)	$0.64	$0.48	$1.65		$1.40	$1.91		$2.12	$2.18

Diluted Shares Outstanding	19.9	21.0	19.7		21.4	21.1		19.9	19.9

Free Cash Flow:
Net cash provided by operating activities - continuing operations (GAAP basis)								$58.0	$62.0

Purchases of property, plant and equipment								(8.0)	(9.0)

Free cash flow (non - GAAP basis)								$50.0	$53.0

Drivetrain Segment Data:

Segment profit (loss) (GAAP basis)	$4.2	$1.5	$(35.2)		$7.1	$(81.3)		$(35.3)	$(35.3)

Impairment of goodwill - Drivetrain Segment	-	-	37.0		-	79.1		37.0	37.0
Plant closure and restructuring costs (credits) - Drivetrain segment	(1.0)	-	4.3		-	9.7		4.3	4.3

Adjusted Segment profit (non-GAAP basis)	$3.2	$1.5	$6.1		$7.1	$7.5		$6.0	$6.0

(a) Includes income tax expense of $0.9 million, or $0.05 per diluted share, recorded during the second quarter of 2009, primarily related to valuation allowances on applicable state deferred tax assets.

(b) Includes an income tax benefit of $0.4 million, or $0.02 per diluted share, recorded during the fourth quarter of 2008, from a revaluation of certain deferred tax assets primarily related to tax deductible goodwill.

Explanation of non-GAAP financial measures:
The Company reports its financial results of operations in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The Company also provides non-GAAP financial information to complement its consolidated financial statements presented in accordance with GAAP. This press release includes such non-GAAP financial measures.  A "non-GAAP financial measure" is defined as a numerical measure of the Company's financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the Company's financial statements.

Following is a description of the various non-GAAP financial measures used by the Company:

Adjusted Income From Continuing Operations:  Represents income (loss) from continuing operations (GAAP basis) adjusted to exclude, on an after-tax basis, (i) the Drivetrain impairment of goodwill charges and (ii) the Drivetrain plant closure and restructuring costs (credits).

Adjusted Income From Continuing Operations Per Diluted Share:  Represents income (loss) from continuing operations per share (GAAP basis) adjusted to exclude, on an after-tax basis per diluted share, (i) the Drivetrain impairment of goodwill charges and (ii) the Drivetrain plant closure and restructuring costs (credits).

Adjusted Segment profit:  Represents segment profit (loss) (GAAP basis) adjusted to exclude (i) the Drivetrain impairment of goodwill charges and (ii) the Drivetrain plant closure and restructuring costs (credits).

Free Cash Flow: Represents net cash provided by operating activities – continuing operations reduced by purchases of property, plant and equipment.

The Company believes these non-GAAP financial measures provide management, investors, equity analysts, and rating agencies with useful information by which to measure our performance. In addition, many of the Company’s internal performance measures are based on these non-GAAP financial measures.

The Company’s non-GAAP financial measures may vary from similar titled measures of other companies because of differences in the way the measures are calculated and therefore should not be used to compare the Company’s performance to that of other companies.

Whenever the Company presents non-GAAP financial measures, a reconciliation to the most directly comparable financial measure calculated and presented in accordance with GAAP is made available. The non-GAAP financial measures used by the Company are not intended to supercede or replace the Company’s GAAP results or expectations.